APPENDIX C                       CODE OF ETHICS

A.	Introduction

As evidence of the commitment of Sapphire Star to operating with integrity, we have adopted this Code of Ethics (the “Code”), which shall be reviewed and, if appropriate, amended from time to time. The purpose of the Code is to identify the ethical and legal framework in which Sapphire Star and its employees are required to operate, and to highlight some of the guiding principles and mechanisms for upholding our standard of business conduct, as set forth below. Maintaining a spirit of openness, honesty and integrity are of paramount importance at Sapphire Star. We believe that our employees should feel comfortable expressing their opinions and should be vigilant about alerting senior management of anything they deem amiss with respect to our business, operations or compliance. Employees will be required to acknowledge receipt of the Code by executing the Acknowledgement and Agreement to Abide by Compliance Policies and Procedures attached to this manual as Appendix B.

Sapphire Star is registered with the Securities and Exchange Commission (“SEC”) as an investment adviser. This Code is intended to satisfy our obligations in connection with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”). References in this Code to Rules are references to rules promulgated by the SEC pursuant to the Advisers Act unless stated otherwise.

As used in this Code of Ethics:

1.	the term “client” means any Fund for which Sapphire Star serves as investment adviser and/or general partner;
2.

the term “Fund” means any private investment fund (including, without limitation, hedge funds, fund of funds, private equity funds and any other private investment funds and similar entities) for which Sapphire Star acts as investment adviser and/or general partner;

3.	the term “Investor” means all investors in the Funds, or accounts where Sapphire Star acts as investment advisor or sub-adviser;
4.

the term “Investment Fund” means any investment fund (including, without limitation, hedge funds, fund of funds, private equity funds, 40 Act Mutual Funds and any other investment funds and similar entities) that is not managed by Sapphire Star; and

5.

the term “employee” means, unless the context requires otherwise, each partner, officer, director (or other person occupying a similar status or performing similar functions), or employee, or other person who provides investment advice on behalf of Sapphire Star and is subject to the supervision and control of Sapphire Star.

B.	Standard of Business Conduct

It is the responsibility of all employees to ensure that we conduct our business with the highest level of ethical standards and in keeping with our fiduciary duties to our Investors. Employees have a duty to place the interests of our Investors first and to refrain from having outside interests that conflict with the interests of our Investors. To this end, employees are required to maintain the following standards:

1.	comply with all applicable laws, rules and regulations (“Applicable Laws”), including, but not limited to, federal securities laws;

2.	comply with Sapphire Star’s compliance policies and procedures, as they are updated from time to time;

3.	deal honestly and fairly with Investors;

4.	disclose to Investors potential and actual conflicts of interest;

5.

exercise diligence in making investment recommendations or taking investment actions, including but not limited to maintaining objectivity, considering the suitability of an investment for a particular Investor/Fund and keeping appropriate records;

6.	obtain written consent from Sapphire Star for all outside business activities; and

7.

disclose immediately to Sapphire Star’s management, any matters that could create a conflict of interest, constitute a violation of any government or regulatory law, rule or regulation or constitute a violation of our policies and procedures.

C.	Fiduciary Capacity

1.	Fiduciary Duty

Section 206 of the Advisers Act prohibits us from engaging in fraudulent, deceptive or manipulative conduct. We are required to act with more than honesty and good faith alone. We have an affirmative duty to act with loyalty, impartiality and prudence and in the best interests of its clients.

2.	Fiduciary Principles

a.

Disinterested Advice. We must provide advice that is in our Investor’s best interest and employees that perform investment advisory or supervisory functions must not place their interests ahead of Investors interests under any circumstances.

b.

Written Disclosures. Sapphire Star’s (a) brochure (Form ADV Part 2A) and brochure supplements (Form ADV Part 2B) include language detailing all material facts regarding Sapphire Star, the advisory services rendered, compensation payable to Sapphire Star and conflicts of interest. It is the responsibility of Sapphire Star’s Chief Compliance Officer (the “CCO”) to ensure that all Investors are provided with these documents and that they contain the proper disclosure language.

c.

Oral Disclosures. Where regulations require specific oral disclosures to be provided, the CCO should review with employees the proper manner in which to make such disclosures, in addition to establishing procedures for monitoring compliance.

d.	Conflicts of Interest. Employees must disclose any potential or actual conflicts of interest when dealing with Investors.

e.

Confidentiality. Records and financial information pertaining to Fund investors must be treated with strict confidentiality. We will not disclose such information about a Fund investor except (a) as required by law, (b) on a “need to know basis” to persons providing services to us (e.g., broker-dealers, accountants, custodians, administrators and transfer agents), or (c) with the express prior written consent of the Investor. A copy of the consent/denial of consent document will be filed in the Investor file.

3.	Fraud

Engaging in any fraudulent or deceitful conduct with investors or potential investors is strictly prohibited. Examples of fraudulent conduct include but are not limited to: misrepresentation; nondisclosure of fees; and misappropriation of client funds.

4.	Fiduciary Obligations

Sapphire Star and all employees are subject to the following specific fiduciary obligations when dealing with Investors and Funds:

a.	the duty to have a reasonable, independent basis for the investment advice provided;

b.

the duty to ensure that investment advice is suitable to meet the Investors individual objectives, needs and circumstances (provided, that this requirement will not be applicable where: (i) the Investor has instructed us to employ a particular investment strategy or to purchase or sell particular securities and other investments and we have disclosed to the Investor that our investment advice will be made pursuant to such instructions rather than in a manner specifically designed to meet their individual objectives, needs and circumstances; or (ii) where the client is a Fund and disclosure has been made to prospective Fund investors that the Fund’s assets will be invested/traded pursuant to the investment strategy described in the Fund’s private offering memorandum; and

c.	the duty of loyalty to Investors – meaning the duty to put the interests of the Investor ahead of the interests of Sapphire Star and our employees.

D.	Prohibited Conduct

Sapphire Star’s employees must avoid any circumstances that might adversely affect, or appear to affect, their duty of complete loyalty to our clients (the Funds) or Investors. Neither Sapphire Star nor any of its employees will:

1.

employ any device, scheme or artifice to defraud, or engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon, any Investor or prospective Investor or any party to any securities transaction in which Sapphire Star’s or any of its Investor’s or Funds is a participant;

2.

make any untrue statement of a material fact or omit to state to any person a material fact necessary in order to make a statement of Sapphire Star, in light of the circumstances under which it is made, materially complete and not misleading;

3.	engage in any act, practice or course of business that is fraudulent, deceptive, or manipulative, particularly with respect to an Investor or prospective Investor;

4.	engage in any manipulative practices;

5.

cause Sapphire Star, acting as principal for its own account or for any account in which we or any person associated with us has a beneficial interest, to sell any security to or purchase any security from an Investor or Fund in violation of any Applicable Law;

6.	engage in any form of harassment;

7.	unlawfully discuss trading practices, pricing, clients, research, strategies, processes or markets with competing firms or their personnel; and

8.	make any unlawful agreement with vendors, existing or potential investment targets or other organizations.

E.	Activities to be Approved by the CCO

The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the CCO and written approval for continuation must be obtained from the CCO:

1.	Participation in civic or professional organizations that might involve divulging confidential information of Sapphire Star.

2.

Investing or holding outside interests or directorships in clients, vendors or customers or competing firms, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of Sapphire Star. In the limited instances in which we may authorize service as a director, employees serving as directors will be isolated from other employees who are involved in making decisions as to the securities of that company through procedures we determine to be appropriate given the circumstances.

3.

Engaging in any financial transaction with any of Sapphire Star’s vendors, Investors or employees, including but not limited to: providing any rebate, directly or indirectly, to any person or entity that has received compensation from Sapphire Star; accepting, directly or indirectly, from any person or entity, other than Sapphire Star, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of Sapphire Star; beneficially owning any security of, or having, directly or indirectly, any financial interest in, any other organization engaged in securities, financial or related business, except for beneficial ownership of not more than one percent (1%) of the outstanding securities of any business that is publicly owned.

4.	Using or authorizing the use of any inventions, programs, technology or knowledge which are the proprietary information of Sapphire Star.

5.	Engaging in any conduct that is not in the best interest of Sapphire Star or might appear to be improper.

F.	Privacy of Client Information

All information relating to clients’ portfolios and activities and to proposed recommendations is strictly confidential. Consideration of a particular purchase or sale may not be disclosed, except to authorized persons.

G.	Conflicts of Interests

We have a duty to disclose potential and actual conflicts of interest to our clients/Investors. Employees may not use any confidential information or otherwise take inappropriate advantage of their positions for the purpose of furthering any private interest or as a means of making any personal gain. Additionally, employees and their immediate families may not accept any benefit from an Investor/Fund or person that does business with us, other than business courtesies and non-cash gifts of nominal (relative to the average net worth of our Investors) value.

H.	Service as a Director

No employee may serve as a director of a publicly-held company without prior approval by the CCO based upon a determination that service as a director would not be adverse to the interests of any Fund or Investors. In the limited instances in which such service is authorized, employees serving as directors will be isolated (by using information barriers) from other employees who are involved in making decisions as to the securities of that company through procedures determined by the CCO to be appropriate in the circumstances.

I.	Personal Account Trading Policy

All employees shall comply with the procedures governing personal securities transactions set forth below.

1.	Introduction

The following procedures are designed to assist the CCO in avoiding potential conflicts of interests and detecting and preventing abusive sales practices such as “scalping” or “front running” and to highlight potentially abusive “soft dollar” or brokerage arrangements.

Strict compliance with our Personal Account Trading Policy (“Personal Trading Policy”) is essential to Sapphire Star and our reputation. This Personal Trading Policy, and the procedures described herein, are in addition to and separate from (i) the Policy to Detect and Prevent Insider Trading (set forth in Appendix D), and (ii) other laws, rules and regulations applicable to individual transactions by investment advisory personnel, securities industry employees and fiduciaries generally. NONCOMPLIANCE WITH THIS PERSONAL TRADING POLICY CAN BE GROUNDS FOR IMMEDIATE DISMISSAL OF ANY EMPLOYEE. Every employee is expected to be familiar with this Personal Trading Policy. These matters may be reviewed with the CCO at any time.

2.	Responsibility

The CCO shall maintain current and accurate records of all personal securities transactions in which employees have a direct or indirect beneficial interest. For purposes of this Code the following terms shall have the meanings set forth below:

a.

Security. The term “security” includes, stocks, partnership interests, options, rights, warrants, futures, contracts, convertible securities, other interests in Investment Funds or other securities that are related to securities in which we may invest or as to which we may make recommendations. Exchange traded funds and Mutual funds, including those in a 401k or similar retirement account, as well as the various sub-accounts available within variable life and annuity products are specifically excluded from the term “security” for purposes of this policy.

b.

Beneficial Interest. The term “beneficial interest” has a very broad meaning. An employee has a beneficial interest not only in securities that an employee owns directly, and not only in securities owned by others specifically for the employee’s benefit, but also in (i) securities held by the employee’s spouse, minor children and relatives who live full time in his or her home; and (ii) securities held by another person if by reason of any contract, understanding, relationship, agreement or other arrangement the employee obtains benefits substantially equivalent to ownership. Some examples of when a beneficial interest would exist are where securities are held:

1.	by an employee for their own benefit, whether bearer, registered in their own name, or otherwise;

2.	by others for the employee’s benefit (regardless of whether or how registered), such as securities held for the employee by custodians, brokers, relatives, executors or administrators;

3.	for an employee’s account by a pledgee;

4.

by a trust in which an employee has an income or remainder interest unless the employee’s only interest is to receive principal if (a) some other remainderman dies before distribution or (b) if some other person can direct by will a distribution of trust property or income to the employee;

5.

by an employee as trustee or co-trustee, where either the employee or any member of their immediate family (i.e., spouse, children and their descendants, stepchildren, parents and their ancestors and step-parents, in each case treating a legal adoption as blood relationship) has an income or remainder interest in the trust;

6.	by a trust of which the employee is the settlor, if the employee has the power to revoke the trust without obtaining the consent of all the beneficiaries;

7.	by any non-public partnership in which the employee is a partner;

8.	by a personal holding company controlled by the employee alone or jointly with others;

9.	in the name of the employee’s spouse unless legally separated;

10.

in the name of minor children of the employee or in the name of any relative of the employee or of his or her spouse (including an adult child) who is presently sharing the employee’s home. This applies even if the securities were not received from the employee and the dividends are not actually used for the maintenance of the employee’s home; and

11.

in the name of any person other than the employee, even though the employee does not obtain benefits substantially equivalent to those of ownership, if the employee can vest or re-vest title in himself or herself.

3.	Personal Securities Transactions of Employees

Sapphire Star has determined (i) all employees are deemed to be Access Persons (ii) employees of Sapphire Star Capital or supervised persons of the firm may buy or sell for their personal accounts investment products which may be identical to those recommended to clients. This creates a potential conflict of interest. It is our policy that employees and supervised persons of the firm may maintain personal securities accounts, Sapphire Star has a fiduciary duty to clients, and therefore discourages frequent trading in personal accounts and requires that any personal investing by an employee or supervised person in any accounts in which the employee or supervised person has a beneficial interest is consistent with Sapphire Star’s personal trading guidelines and applicable regulatory requirements

Among other things, our Code of Ethics requires prior approval of any acquisition of securities in limited offering (private placements or initial public offering, policies prohibiting employees from using material non-public information to buy or sell securities (insider trading), disclosure of conflicts of interest, and policies for serving on boards, receiving/giving gifts, and political contributions. Our Code also discusses recordkeeping provisions, oversight and enforcement.

Rule 204A-1 treats all securities as reportable securities, with five exceptions designed to exclude securities that appear to present little opportunity for the type of improper trading that our Access Person reports are designed to uncover:

1.	Transactions and holdings in direct obligations of the Government of the United States.
2.	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments.
3.	Shares of money market funds.
4.	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund.
5.	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

The rule also requires access persons to report shares of mutual funds advised by the access person’s employer or an affiliate, and is designed to help advisers (and our examiners) identify abusive trading by personnel with access to information about a mutual fund’s portfolio.

At the end of each Quarter and Annually, all employees, (as Access Persons) will be required to submit an attestation confirming they understand our Personal Trading Policy.

The CCO will be responsible for distribution and review of the Personal Securities Transaction Reports of employees. All attestations will be retained in the compliance files.

4.	Initial Report

An employee will, no later than ten days after the employee begins its relationship with Sapphire Star, provide us with brokerage account statements, which are as of a date that is within 45 days of the date the employee submits them to us, and complete and submit an Initial Holdings Report. The Managing Member will review and accept any holdings in personal investment accounts for new employees. Acceptance will be reflected with initials and date of Managing Member and retained in our compliance files.

5.	Quarterly Reports

On a quarterly basis all employees shall submit to the CCO the Quarterly Transaction Report.

6.	Annual Report

Following the completion of each calendar year, employees must reaffirm their understanding of, and acknowledgement to comply with, Sapphire Star’s personal securities holding/trading policy.

7.	Record-Keeping Requirements

a.            Transaction Record. The CCO is required to establish a form to record personal securities transactions, which must include the following information:

1.	the name of the individual;
2.	the title and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of the security involved;
3.	the date and nature of the transaction;
4.	the price at which the transaction was effected; and
5.	the name of the broker, dealer or bank where the transaction was effected.

Sapphire Star will satisfy the above recordkeeping requirements by requiring all employees to instruct every broker-dealer maintaining an account in which each such person has a direct or indirect beneficial interest to send duplicate monthly account statements to Sapphire Star. We will maintain a file for each employee containing such documents.

b.

Disclosure. The trade confirmations and monthly account statements must contain a statement declaring that the reporting or recording of any transaction shall not be construed as an admission that the Firm or its employees have any direct or indirect beneficial ownership in the security.

c.	Exceptions. Exceptions to the pre-approval of securities and record-keeping requirements are as follows:

1.	Transactions effected in any account over which neither the Firm nor any of its employees have any direct or indirect influence or control; and

2.

Transactions in securities that are: direct obligations of the federal government of the United States; bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; or shares issued by registered open-end investment companies and Exchange Traded Funds.

8.	Review of Reports and Transaction Records

The CCO shall review each report and transaction record required by this Personal Trading Policy for any evidence of improper trading activities or conflicts of interest by employees (including, but not limited to, front running, scalping and other practices that constitute or could appear to involve abuses of employees’ positions with Sapphire Star). After reviewing each report and transaction record, the CCO will sign (or initial) and date the document thereby recording his or her review.

J.	Reporting of Violations of the Code of Ethics

Employees are required to promptly report all actual or potential conflicts of interest, violations of any Applicable Law or violations of our policies and procedures. Such reports shall be made to the CCO and may be made on a confidential or non-confidential basis, orally in person or by phone, or in writing hand delivered or sent by e-mail or fax. Sapphire Star has a non-retaliation policy that applies to employees who report such matters in good faith and, accordingly, we have adopted a Whistleblower Policy, attached to this Compliance Manual as Appendix E, that addresses these matters.

K.	Training

Formal ethics training for employees will occur on an annual basis. The training will be documented and maintained with the Firm’s books and records. Training will include a review of our policies and procedures, including this Code of Ethics, a risk assessment of, and discussions regarding, potential and actual conflicts of interests applicable to the Firm’s business and operations, and a discussion of any changes in the Applicable Laws relating to our business and operations.

L.	Review and Enforcement

The CCO is responsible for ensuring adequate supervision of the activities of all persons who act on the Firm’s behalf in order to prevent and detect violations of the Code of Ethics by such persons. Specific duties include, but are not limited to:

1.	adopting, implementing and enforcing our compliance and supervisory procedures and controls, including those set forth in our Compliance Manual to ensure compliance with Applicable Laws;

2.	ensuring that all employees fully understand our compliance policies and procedures;

3.

establishing an annual review of Sapphire Star’s operations and our compliance policies and procedures to ensure that we have a system designed to provide reasonable assurance that our compliance policies and procedures are effective and are being followed; and

4.	reviewing employee personal securities transactions and reports.

Upon discovering that any person has failed to comply with the requirements of Sapphire Star’s Compliance Manual, including this Code of Ethics, we may impose on that person whatever sanctions the CCO and management consider appropriate under the circumstances, including censure, suspension, limitations on permitted activities, or termination of employment.

M.	Policies and Procedures Not Exclusive

This Code of Ethics’ policies, procedures, standards and restrictions do not and cannot address each potential conflict of interest. Ethical behavior and faithful discharge of our fiduciary duties require adherence to the spirit of this Code of Ethics and awareness that activities other than personal securities transactions could involve conflicts of interest. If there is any doubt about the application, or potential application, of this Code of Ethics, or any of our compliance policies and procedures to a specific situation or occurrence, the CCO should be consulted.